Exhibit 10.7

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of March 19, 2021, is made and entered into by and between Arena Fortify Sponsor LLC, a Delaware limited liability company (the “Seller”), Intrepid Financial Partners, L.L.C., a Delaware limited liability company (the “Purchaser”) and for the limited purposes applicable to them set forth herein, Arena Fortify Acquisition Corp., a Delaware corporation (the “Company”).

WHEREAS, in connection with the formation of the Company, the Seller and the Company, entered into that certain Subscription Agreement, dated as of February 22, 2021 (the “Subscription Agreement”), pursuant to which the Company issued to Seller 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”);

WHEREAS, the Seller, the Purchaser, the Company and the officers, directors and director nominees of the Company, and certain other investors, will enter into that certain letter agreement (the “Insider Letter”) in connection with and prior to any initial public offering of the Company (“IPO”), pursuant to which (among other things) the Seller, the Purchaser and the officers, directors and director nominees of the Company will agree to be bound to certain restrictions with respect to the Founder Shares;

WHEREAS, the Seller wishes to assign and sell an aggregate of 456,000 Founder Shares (the “Shares”) to the Purchaser, and the Purchaser wishes to purchase the Shares, of which up to 60,000 Shares are subject to forfeiture by the Seller if the underwriters of the IPO do not fully exercise their over-allotment option (the “Over-allotment Option”); and

WHEREAS, the Purchaser acknowledges that it will be bound by certain provisions of the Insider Letter in respect of the Shares.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1Purchase of Securities. Seller hereby assigns and sells to the Purchaser, and Purchaser hereby purchases, the Shares. Purchaser hereby agrees to pay, promptly upon receipt of payment instructions, an aggregate of ONE THOUSAND NINE HUNDRED EIGHTY TWO DOLLARS AND SIXTY ONE CENTS ($1,982.61), or approximately $0.004 per share, in consideration of such purchase. The Company shall record such sale on the Company’s stock ledger (or the equivalent thereof) and upon the request of (i) the Purchaser, shall issue the Shares in the name of the Purchaser and deliver one or more stock certificates (the “Original Certificate”) representing the Shares or effect such delivery in book-entry form and (ii) the Seller, shall issue one or more stock certificates or book-entry updates representing the Founder Shares held by it after giving effect to the sale.

Section 2Forfeiture of Shares; Change in Investment.

(a)Partial or No Exercise of the Over-allotment Option. In the event the Over-allotment Option granted to the representative(s) of the underwriters of the IPO is not exercised in full, the Purchaser acknowledges and agrees that it (or, if applicable, it and any transferees of Shares) shall forfeit any and all rights to such number of Shares (up to an aggregate of 60,000 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the Purchaser together with holders of the other Founder Shares (collectively, the “initial stockholders”) will own an aggregate number of Founder Shares equal to 20% of the issued and outstanding shares of the Company’s common stock immediately following the IPO (not including any private placement securities which may be owned by or deemed to be beneficially owned by the initial stockholders, any securities issued upon conversion of working capital loans or other securities purchased by the initial stockholders in the IPO or in the aftermarket).

(b)Change in Investment. If, prior to, or in connection with, the Company’s initial business combination, the Seller or members of management of the Company who directly or indirectly hold Founder Shares and/or private placement warrants agree to forfeit, transfer, exchange, defer, escrow, make contingent, subject to earnout or vesting, lockup or amend the terms of all or any portion of the Founder Shares, private placement warrants and/or the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issuable upon conversion of the Founder Shares or exercise of the private placement warrants (collectively, the “Insider Securities”) or any rights or agreements relating thereto (including any lockup agreement, insider letter or registration rights agreement entered into with respect to such securities) or to enter into any other arrangements (including agreements relating to lockup, forfeiture, earnout, escrow and vesting provisions) with respect to the any of the Insider Securities to facilitate the consummation of an initial business combination, including voting in favor of any amendment to the terms of the any such Insider Securities (each, a “Change in Investment”), the Purchaser (and any transferees or successors) shall be bound by such terms and shall enter into any such agreement or arrangement involving a Change in Investment (including any amendment to this Agreement), vote in favor of any proposal involving a Change in Investment and otherwise facilitate or take any action to effect or permit any Change in Investment with respect to the Shares, warrants and/or shares of Class A Common Stock issuable upon exercise of the warrants on the same terms and conditions and on a pro rata basis as the Seller and members of management of the Company (and/or their affiliates) which hold such shares of such affected Insider Securities.

(c)Termination of Rights as Stockholder. If any of the Shares are forfeited in accordance with this Section 2, then after such time the Purchaser (or its successor in interest), shall no longer have any rights as a holder of such forfeited Shares, and the Company shall take such action as is appropriate to cancel such forfeited Shares.

(d)Share Certificates. In the event an adjustment to the Original Certificate, if any, is required pursuant to this Section 2, then the Purchaser shall return such Original Certificate to the Company or its designated agent as soon as practicable upon its receipt of notice from the Company advising the Purchaser of such adjustment, following which a new certificate (the “New Certificate”) shall be issued in such amount representing the adjusted number of Shares held by the Purchaser. The New Certificate, if any, shall be returned to the Purchaser as soon as practicable. Any such adjustment for any uncertificated Shares held by the Purchaser shall be made in book-entry form.

Section 3No Conflicts. Each party hereto represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 4Purchaser Representations. Purchaser represents and warrants, with respect to itself only, as follows: Purchaser hereby acknowledges that an investment in the Shares involves certain significant risks. Purchaser has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Purchaser acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless the Purchaser either registers the Shares in accordance with federal and state securities laws or complies with an exemption under such laws. Purchaser further understands that any certificates, book entries or other form of recordation evidencing the Shares will bear a legend referring to the foregoing transfer restrictions until such time as a restrictive legend is no longer required under applicable federal and state securities laws. The Shares are being purchased solely for Purchaser’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof, and Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Purchaser has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to assist Purchaser in evaluating the advisability of the receipt of the Shares and an investment in the Company. Purchaser is not relying on any oral or other representation (other than as expressly set forth in this Agreement) made by any person as to the Seller, the Company or their respective operations, financial condition, plans or prospects. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Section 5Seller Representations. Seller represents and warrants, with respect to itself only, as follows: the Seller is the owner of the Shares, free and clear of any liens, options, pledges, charges, restrictions or other encumbrances and, upon sale of the Shares in accordance with this Agreement, the Purchaser will acquire good, valid and indefeasible title to the Shares, free and clear of any liens, options, pledges, charges, restrictions, proxies or other similar encumbrances, in each case other than (a) transfer restrictions hereunder and other agreements to which the Shares may be subject which have been notified to the Purchaser in writing (including those set forth in this Agreement, the Subscription Agreement and the certificate of incorporation and bylaws of the Company), (b) transfer restrictions under federal and state securities laws, and (c) liens, claims or encumbrances imposed due to the actions of the Purchaser. The Seller has full power, capacity and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies. The Seller is sophisticated in transactions of this type and capable of evaluating the merits and risks of the transactions described herein and has the capacity to protect his own interests.

Section 6Assignment of Rights and Shares. After entry into the Insider Letter Provisions, Purchaser may assign its rights herein, and assign and sell the Shares, but only to affiliates of the Purchaser and in any event only so long as such transferees agree to be bound by the terms of this Agreement and the Insider Letter Provisions as applicable. Other than an assignment by Purchaser to its affiliate in compliance with the terms of this Agreement and the Insider Letter Provisions after entry into the Insider Letter Provisions, no party hereto may assign, sell or transfer the Shares, or assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Section 7Purchaser’s and Company’s Obligations.

(a)Purchaser agrees to enter into and be bound by the same voting requirements and restrictions in the Insider Letter on the same terms as may be agreed and entered into by Seller, including with respect to waiver of liquidation distributions and redemption rights, restrictions on transfer, limitations on amendments and obligations on voting and tender of shares of the Company’s Insider Securities and other common stock as may be set forth in the Insider Letter (collectively, the “Insider Letter Provisions”), and the Company hereby consents to be bound by the same Insider Letter Provisions with respect to the Purchaser in respect of Insider Securities.

(b)Without limiting the Insider Letter Provisions, the Purchaser agrees to vote the Shares in favor of an initial partnering transaction or business combination that the Company negotiates and submits for approval to the Company’s stockholders and shall not seek redemption with respect to its Shares. Additionally, the Purchaser agrees not to redeem or tender any Shares in connection with a redemption or tender offer presented to the Company’s stockholders in connection with an initial partnering transaction negotiated by the Company.

(c)The Company consents to the assignment of Shares and other transactions contemplated by this Agreement and the Seller shall have no further obligation under the Subscription Agreement as it relates to the Shares transferred pursuant to this Agreement.

(d)If and as requested by Seller, the Purchaser agrees to enter into promissory notes and make loans to the Company for expenses in connection with the IPO and transaction costs in connection with an intended initial business combination and other expenses of the Company (“Founder Loans”) on the same terms as may be agreed and entered into by Seller and for up to its pro rata share of such expenses based on the relative percentage of Founder Shares held by the Purchaser, the Seller and Cowen Investments II LLC (the “Founder Lenders”). The Founder Loans will be on the same terms as may be agreed and entered into by Seller with the Company and will provide that any draws and repayments will be made on a pro rata basis among the Founder Lenders based on the amount committed or then outstanding, respectively.  Further, without duplication of the foregoing of this Section 7(d), upon Seller’s request from time to time, the Purchaser will reimburse Seller (on a reasonably prompt basis) for its reasonable and documented expenses related to the formation, maintenance, administration, operation and liquidation of Seller and its management of its interest in the Company (excluding, for the avoidance of doubt, costs related to the negotiation and documentation by Seller with its investors into Seller) to the extent incurred by Seller and not reimbursed by the Company, but only up to a percentage of such expenses that is equivalent to Seller’s pro rata share based on the relative percentage of Founder Shares held by the Founder Lenders.

(e)Section 4 (Waiver of Liquidation Distributions; Redemption Rights), Section 5 (Restrictions on Transfer), Section 6.5 (Waivers and Consents), Section 6.7 (Benefit), Sections 6.9 through 6.13 (Severability; No Waiver of Rights, Powers and Remedies; Survival of Representations and Warranties; No Broker or Finder) and Section 6.15 (Construction) of the Subscription Agreement shall be binding on Purchaser with respect to itself and its Shares as if a “Subscriber” thereunder and are deemed incorporated by reference into this Agreement mutatis mutandis.

Section 8Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing; (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party; and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

Section 9Indemnification. Each party hereto shall indemnify the other against any loss, cost or damages (including reasonable attorneys’ fees and expenses) incurred as a result of such party’s breach of any representation, warranty, covenant or agreement in this Agreement.

Section 10Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, and the terms, restrictions, obligations and rights set forth in the Insider Letter Provisions, any Change in Investment documentation and any Founder Loan documentation in respect of the Shares, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of Delaware applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. This Agreement may be signed in two or more counterparts (including by facsimile or other electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Seller agrees that it will not amend the Insider Letter Provisions in a manner that would be disproportionate and adverse to the Purchaser pursuant to its terms than as compared to Seller without the prior written consent of the Purchaser. The headings and captions of the various sections of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto. Each party agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SELLER:
ARENA FORTIFY SPONSOR LLC

By:	/s/ Kieran Goodwin
Name:	Kieran Goodwin
Title:	President

PURCHASER:
Intrepid Financial Partners, L.L.C.

By:	/s/ Christopher F. Winchenbaugh
Name:	Christopher F. Winchenbaugh
Title:	President, COO

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET ABOVE

(for purposes set forth herein)

ARENA FORTIFY ACQUISITION CORP.

By:	/s/ Kieran Goodwin
Name:	Kieran Goodwin
Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]